January 27, 2020

PERSONAL AND CONFIDENTIAL

VIA HAND DELIVERY WITHOUT PREJUDICE
Mike Hildebrand
6016 Nixon Road
Summerland BC
V0H1Z9
CANADA

Dear Mike:

Further to our discussions, we are writing to confirm the termination of your employment from Univar Canada Ltd. d/b/a Univar Solutions Canada (“Univar” or the “Company”) effective January 31, 2020 (the “Date of Termination”). Any earned but outstanding salary and vacation pay will be paid to you. For the avoidance of doubt, your actual bonus for 2019 will be paid to you at the same time active employees are paid their bonus (expected to be on or about March 1, 2020).

On a purely without prejudice and gratuitous basis and in exchange for the execution of the attached Release, Univar is prepared to offer you a package comprised of the following terms in order to settle all issues between us:

Compensation

1.    Univar will pay you a total severance payment equal to two times your annual base salary as of the Date of Termination (2*CAD$465,000), plus two times your target annual bonus as of the Date of Termination (2*CAD$325,000). Your total severance as calculated pursuant to this paragraph will be paid out in equal monthly increments over a period of 24 months (the “Severance Period”). Severance payments will commence beginning with the first month following acceptance of this offer. In the event of your death during the Severance Period, any remaining severance payments as set forth in this paragraph shall be paid to your estate in a lump sum within 90 days of your death. The payments set forth in this paragraph include your entitlement and are in fact a greater right or benefit than the provisions of the Alberta Employment Standards Code (the “ESA”).

2.    In addition, Univar will pay you the cash equivalent of the unvested stock grants that you have as of the Date of Termination that would have vested during the Severance Period,

Univar Solutions Canada | 9800 Van Horne Way | Richmond, BC V6X 1W5 | Canada

Mike Hildebrand
27 January 2020

which is CAD$780,000, which shall be paid in a lump sum within thirty (30) days following your signing of this letter and the enclosed Release.

3.    As a gesture of good will and in recognition of your long service with the company, Univar will pay you CAD$240,000, which shall be paid in a lump sum within thirty (30) days following your signing of this letter and the enclosed Release.

Benefits

4.    Subject to the consent of the insurer, during the Severance Period Univar will continue to pay all of the employer premiums for all benefits in which you are currently enrolled. With respect to disability benefits, the premiums will continue until the Date of Termination. As to whether any benefits will actually be extended, that is a decision to be made by the insurer. Univar’s liability with respect to benefits is limited to the payment of premiums. Any issue with respect to eligibility, entitlement, level of benefits or other related questions are as between yourself and the insurance carrier, subject to the provisions of the specific insurance contract.

RRSP/Pension

5.    Subject to the consent of the pension administrator and terms and conditions of the applicable pension plan, Univar will continue your participation in the RRSP/pension plan during the Severance Period. Any employee contributions will be deducted from the amounts in paragraph 1 above.

Equity

6.    All of your equity awards will be governed by the applicable equity plans and agreements of Univar. You understand and agree that all unvested equity as of the Date of Termination will be forfeited and that your full and final entitlement will be as described in paragraph 2 above.

Conditions of Payments and Benefits

7.    Your entitlement to the payments and benefits as provided herein is expressly conditional upon the following terms:

(a)    In this section of the Minutes of Settlement:

i)    “Business” means (i) Univar (ii) any business conducted by the Company up to the Date of Termination in which you were materially involved; and (iii)

Mike Hildebrand
27 January 2020

any business that the Company was in the process of developing (as reflected in a written business or strategic plan) at the Date of Termination with respect to which you received Confidential Information or in which development you were materially involved;

ii)    “Company” means Univar and all parent, subsidiary, affiliated, related, or associated entities;

iii)    “Confidential Information” means all confidential or proprietary information or material including, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company regardless of whether or not designated as confidential: licensing arrangements, plans, strategies, tactics, policies, resolutions, intellectual property, developments, patent, trade-mark and trade name applications, know how, improvements, discoveries, designs, inventions; any communication subject to solicitor/client privilege, or relating to litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customer information, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, forecasts, budgets, projections, prices, financial statements; operational information; trade secrets; software; technical information, including technical drawings, specifications and designs; personnel information, including employee lists, resumes, employee information, organizational structure, compensation information and performance evaluations; and any information or material subject to a non-disclosure agreement; and

iv)    “Customer” means any person, corporation or other entity of the Business in the two years preceding the Date of Termination which has purchased or sold goods or services from or to the Company.

(b)    You agree to keep in strict confidence the fact of this settlement as well as the terms of settlement and not disclose them to anyone, save and except your immediate family, your legal advisors or as may be required by law;

(c)    You do not resign from your employment and are not terminated for cause prior to the Date of Termination;

(d)    You and the Executive Team/Board of Directors of Univar will not at any time make any comments of a negative or disparaging nature about each other or any of

Mike Hildebrand
27 January 2020

Univar’s employees, officers or directors in any forum, whether oral or written, including but not limited to Facebook, Twitter, LinkedIn and all other social media, by email or by any other format. You and the Executive Team/Board of Directors of Univar will only speak well of each other, and of Univar’s employees, officers and directors with respect to any and all of the aforementioned communications;

(e)    You will abide by all of your fiduciary obligations. Your fiduciary obligations continue for a reasonable period of time following the Date of Termination, independent of any other obligations you may have under this agreement;

(f)    In addition to the specific obligations set out in this agreement, you reaffirm all ongoing common law confidentiality obligations with respect to all of the operations undertaken by the Company and the personal affairs of the respective directors, officers and shareholders of the Company;

(g)    During the course of your employment, the Company invested and will continue to invest substantial time, money and resources in the development of its respective products, services, territories, advertising, marketing, and creating goodwill. You acknowledge that any goodwill that you created during the course of your employment, including goodwill with respect to Customers, suppliers or business partners belongs to and will enure only to the benefit of the Company;

(h)    With respect to Confidential Information and the property of the Company, you will keep the affairs of the Company, financial and otherwise, strictly confidential and will not disclose same to any person, directly or indirectly. You will not use Confidential Information or Company property, directly or indirectly, for your own interest or any interests other than those of the Company, whether or not those interests conflict with the interest of the Company. You have no proprietary interest in any Confidential Information of the Company. The disclosure of Confidential Information will cause irreparable harm to the Company;

(i)    You will return all Company property;

(j)    You will not use, divulge, sell, transfer, publish, reproduce, circulate or otherwise distribute to any person, or otherwise make public any Confidential Information of the Company;

(k)    For a period of 18 months from the Date of Termination, you will not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employee, employee, investor or shareholder or in any other manner, directly or indirectly, be engaged with any

Mike Hildebrand
27 January 2020

person or entity competitive with the Business of the Company within North America, and namely, the following entities (including any subsidiaries and affiliates): Brenntag AG, IMCD NV, Azelis Group, Farmers Business Network, Inc., Quadra Chemicals, Ltd., Caldic BV, and Barentz BV.

(l)    For a period of 18 months from the Date of Termination, you will not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, employee, investor or shareholder or in any other manner, directly or indirectly:

i)    contact or solicit any Customer for your own benefit in competition with the Business or for the benefit or on behalf of any person, firm or corporation operating a business which competes with the Business, or attempt to direct or encourage any such Customer away from or to discontinue or alter any customer relationship with the Company;

ii)    convert to your own benefit or advantage or that of any third party, any corporate or business opportunity of the Company;

iii)    solicit, induce or recruit anyone who was an employee, consultant, contractor or supplier of the Company at any time in the twelve months prior to the Date of Termination, or encourage or solicit any such person to leave, cease doing business with or devote less working time to the Company;

iv)    provide any information concerning any employee, consultant or contractor of the Company to a prospective employer or to a person engaged in recruitment; and

v)    attempt to engage in any of the conduct noted above, or to assist any other person in doing so.

(m)    You acknowledge and agree that:

i)    in connection with your termination of employment, you received substantial benefits and compensation;

ii)    the restrictions in this agreement and your agreement to them by execution of this agreement are of essence to this agreement and constitute a material inducement to Univar to enter into this

Mike Hildebrand
27 January 2020

agreement, and that Univar would not enter into this agreement in the absence of such inducement;

iii)    you understand the obligations and restrictions herein and such obligations and restrictions will not unduly restrict or curtail your legitimate efforts to earn a livelihood following cessation of your employment;

iv)    the restrictions contained herein are reasonable, valid and fully enforceable, and all defences to the strict enforcement thereof are waived by you;

v)    the restrictions contained herein are essential to the preservation of the Business of the Company;

vi)    irreparable harm may result if the restrictions herein are not specifically enforced; and

vii)    the Company may be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of your threatened breach or any failure or continuing failure to comply with your obligations herein.

8.    If any clause herein or any portion thereof is unenforceable or declared to be invalid for any reason whatsoever, such unenforceability or invalidity will not affect the remaining clauses or portions of the clause, and such unenforceable or invalid clause or portion thereof will be severable from the remainder of this agreement.

9.    Intentionally omitted.

Deductions

10.    All amounts specified herein are in Canadian dollars and subject to all required and statutory deductions, including but not limited to all required withholdings pursuant to the Income Tax Act.

Cooperation

11.    Following the Date of Termination, you agree to cooperate with Univar with respect to transitioning key supplier and customer relationships, as well as in relation to any

Mike Hildebrand
27 January 2020

pending or subsequently filed litigation, claims or other disputes that relate to matters within your knowledge or responsibility. This could include meeting with Univar’s counsel or other designees at mutually convenient times and places, in which case Univar will reimburse you for reasonable expenses incurred.

Entire Agreement

12.    The above entitlements are inclusive and in satisfaction of any and all entitlements you may have to notice of termination, pay in lieu of notice or any other amounts as a result of your employment and termination of employment under statute including the ESA, common law, contract, in equity or otherwise. You will not receive any further payments, bonus, equity, commissions, or any other compensation except as expressly set out above. In no event will you receive less than your entitlements, if any, pursuant to the ESA.

13.    This agreement constitutes the entire agreement between you and Univar respecting the termination of your employment, any obligations of Univar to you after the date of termination, and any matter dealt with herein. There is no understanding, representation, warranty, collateral agreement or condition affecting or respecting this agreement except as herein expressly set out. No change to this agreement is effective or binding unless reduced to writing and signed by you and Univar.

Full and Final Release and Indemnity

14.    You will be required to execute a Full and Final Release and Indemnity in the form attached hereto.

Mike Hildebrand
27 January 2020

We will provide you with the opportunity of taking the appropriate legal advice with respect to the proposal contained herein. Presuming that you agree with this offer, please sign where appropriate and return it to us by no later than March 6, 2020.

We wish you the best in all your future endeavors. Yours sincerely,
Univar Canada Ltd.
Per,

David Jukes
President & Chief Executive Officer Univar Solutions, Inc.

I hereby accept all of the terms set out above in full and final satisfaction of any claims I may have and subject to execution of the enclosed Full and Final Release and Indemnity.

/s/ Mike Hildebrand                    February 29, 2020
Mike Hildebrand                            Date

FULL AND FINAL RELEASE AND INDEMNITY

KNOW ALL PERSONS BY THESE PRESENTS, that I, Mike Hildebrand, on behalf of myself, my heirs, executors, successors and assigns (hereinafter collectively referred to as “the Releasor”) in consideration of the terms and conditions as set out in correspondence to me from Univar Canada Ltd. dated January 27, 2020 attached hereto, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged (the “Terms of Settlement”), do hereby release and forever discharge Univar Canada Ltd., its successors and assigns, together with parent, subsidiary, affiliated or associated companies or trusts, or other past, present and future entities, directors, officers, employees, servants and agents, jointly and severally, (hereinafter referred to as the “Releasees”), from any and all actions, causes of action, complaints, applications and demands whatsoever, to any and all entitlements under the Alberta Employment Standards Code, specifically including but not limited to claims for vacation pay, holiday pay, overtime pay, termination pay and severance pay, bonus, benefits, insurance benefits, disability benefits, to any and all entitlements under any other statute, debts, dues, accounts, bonds, covenants, contracts, indemnity, costs, interest, and loss or injury of every nature and kind whatsoever and howsoever arising against the Releasees, but without limiting the generality of the foregoing, arising out of the Releasor’s employment or the cessation of the Releasor’s employment.

THE RELEASOR HEREBY REPRESENTS AND WARRANTS that the RELEASOR has not commenced any complaint and/or that the RELEASOR will withdraw any complaint under the Alberta Human Rights Act, the Alberta Employment Standards Code, the Alberta Occupational Health and Safety Act and Occupational Health and Safety Regulation, the Alberta Labour Relations Code, or the Alberta Workers Compensation Act, or any other statute against the Releasees and that this written declaration will act as a complete estoppel to any such complaint.

THE RELEASOR HAS discussed or otherwise canvassed with the Releasees any and all human rights complaints, concerns, or issues, arising out of or in respect of the Releasor’s employment. This Release constitutes a full and final settlement of any existing, planned, or possible complaint or complaints against the Releasees under the Alberta Human Rights Act arising out of or in respect of the Releasor’s employment or cessation of employment. The payment in the Terms of Settlement represents compensation for settling and resolving any outstanding human rights complaint, concern, or issue.

FOR THE AFORESAID CONSIDERATION, the Releasor further agrees not to make any claim or take any proceedings of any kind against any other individual, partnership, association, trust, unincorporated organization, corporation or other entity with respect to any matters which may have arisen between the Releasor and the Releasees or any one of them or in which any claim could arise against the Releasees or any one of them for contribution or indemnity or other relief over.

AND FOR THE AFORESAID CONSIDERATION, the Releasor hereby agrees to indemnify and save harmless the Releasees from any and all claims or demands under the Income Tax Act of Canada, the Income Tax Act of the Province of Alberta, the Canada Pension Plan, the Employment Insurance Act of Canada, including any regulations made thereunder, and any other statute or regulations, for or in respect of any failure on the part of the Releasees to withhold income tax, Canada Pension Plan premiums, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands.

10

AND FOR THE SAID CONSIDERATION, the Releasor hereby agrees that, notwithstanding the cessation of the Releasor’s employment with the Releasees, the Releasor will not discuss or disclose in any manner (including orally, in writing or otherwise) to any person, corporation or other entity, save and except the Releasor’s immediate family members, legal advisors, and financial advisors, or where required by statute or court order, the fact of or the Terms of Settlement. Further, the Releasor agrees not to disclose to any third party any confidential information of or pertaining to the Releasees, or any other party with whom the Releasees, has had or proposes to have business relations. Any breach in this regard could result in a legal claim for damages against the Releasor.

AND FOR THE SAID CONSIDERATION, the Releasor hereby agrees that the Releasor will not disclose confidential information or make any comments of a negative or disparaging nature about the Releasee in any forum, whether oral or written, including but not limited to Facebook, Twitter, LinkedIn and all other social media, by email or by any other format.

AND THE RELEASOR HEREBY DECLARES that the Releasor has had an opportunity to obtain independent legal advice with respect to the terms of settlement as well as this document and the Releasor fully understands them. The Releasor hereby voluntarily accepts the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

AND THE RELEASOR UNDERSTANDS AND AGREES that the terms of settlement do not constitute any admission of liability by the Releasees.

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Alberta.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon the undersigned and the Releasees and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IN WITNESS WHEREOF the Releasor has executed this document freely, voluntarily and without duress on the 29     day of February    , 2020 and set the Releasor’s hand and seal thereto.

SIGNED, SEALED AND DELIVERED	)
IN THE PRESENCE OF	)
)
/s/ Christine Hildebrand	)		/s/ Mike Hildebrand
WITNESS		)	Mike Hildebrand

Christine Hildebrand
WITNESS SIGNATURE PRINTED